Exhibit 99.1

FIRST AMERICAN FINANCIAL CORPORATION APPOINTS

MICHAEL D. MCKEE AND THOMAS V. MCKERNAN TO BOARD OF DIRECTORS

SANTA ANA, Calif., March 21, 2011– First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services for real estate transactions, announced today that Michael D. McKee and Thomas V. McKernan have been appointed to the company’s board of directors.

Since 2010, McKee has held the position of chief executive officer of Bentall Kennedy U.S., which provides real estate investment advisory services for public, corporate and Taft-Hartley retirement systems, as well as major university endowments and sovereign wealth funds. Prior to that, he held numerous executive-level positions at The Irvine Company over a 14-year period, including chief financial officer and chief executive officer. During his tenure at the 140-year-old Irvine Company, McKee saw the company triple in size and grow to become one of the leading real estate companies in the U.S. in terms of size and value.

McKernan serves as chief executive officer of the Automobile Club of Southern California, a position he has held since 1991. In addition, he serves as president and chief executive officer of AAA Texas, AAA New Mexico and AAA Hawaii. McKernan, whose career with the Auto Club began in 1966, is credited with transforming the 110-year-old not-for-profit organization, which was once known primarily as an emergency road service provider, into a multi-state operation that is a major travel agency competitor and a leader in the California insurance industry.

“It is with great pleasure that I welcome Mike and Tom to our board of directors,” said Parker S. Kennedy, executive chairman of First American Financial Corporation. “Both of these men bring to our company a wealth of practical operating and executive leadership experience. Their insight will prove invaluable as we pursue our growth strategy.”

McKee currently sits on the boards of HCP, Inc. and Realty Income Corporation and is a former director of Mandalay Resort Group, Irvine Apartment Communities, Inc. and Oasis Residential Inc. He holds a bachelor’s degree from Azusa Pacific University, a master’s degree from the University of Southern California and a juris doctorate from the University of California-Los Angeles School of Law.

McKernan also serves as a director of Payden & Rygel Investment Group as a trustee of certain funds associated with that group, as well as on a number of other corporate boards and advisory councils. McKernan also served as vice chairman of the board of California Physicians Service, Inc., which operates as Blue Shield of California, and

-more-

First American Financial Company Appoints Michael D. McKee and Thomas V. McKernan

as a director of Coast Savings Financial Inc., Kivera, Inc. and Newhall Land Development LLC.

McKernan earned a bachelor’s degree in business and information systems and master’s degree in finance from California State University. He also holds an advanced Master of Business Administration degree from the Peter Drucker Management Center at the Claremont Graduate School.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American and its affiliated companies also provide title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $3.9 billion in 2010, the company offers its products and services directly and through its agents and partners in all 50 states and abroad. More information about the company can be found at www.firstam.com.

Media Contact:	Investor Contact:

Carrie Navarifar	Craig Barberio
Media Relations Manager	Director of Investor Relations
First American Financial Corporation	First American Financial Corporation
(714) 250-3298	(714) 250-5214

# # #